Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(248) 433-4502
jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

•	Net Loss of $995 Million, or $2.63 Per Share, Includes $986 Million in Charges for Goodwill Impairment, Construction and Other Insurance Reserves and Land-Related Charges

•	Homebuilding Settlement Revenue of $1.0 Billion

•	Home Sale Gross Margin of 16.7%, Before Impact of Impairments, Interest Expense and Merger-Related Costs, Up from 13.1% in Q3 2009

•	Quarter-end Backlog of 5,345 Homes Valued at $1.4 Billion

•	Quarter-end Cash of $2.7 Billion

•	Subsequent to Quarter End, Company Successfully Completes $500 Million Debt Tender

Bloomfield Hills, MI, November 3, 2010 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2010. For the quarter, the Company reported a net loss of $995 million, or $2.63 per share, inclusive of $986 million, or $2.60 per share, in charges for goodwill impairment, construction and other insurance reserves and land-related charges. The reported prior year third quarter net loss of $361 million, or $1.15 per share, includes $134 million of merger and debt retirement costs and $164 million of land-related charges.

“PulteGroup’s third quarter loss was driven primarily by charges taken in the period for goodwill impairment and insurance reserve adjustments,” said Richard J. Dugas, Jr., PulteGroup Chairman, President and Chief Executive Officer. “Looking beyond the charges, our homebuilding operations continued to demonstrate year-over-year progress as we execute on our strategies to capture greater operating efficiencies within our homebuilding operations.

“As industry conditions are expected to remain challenging over the near term, we are continuing to reduce direct construction and overhead costs, and are restructuring our operations to trim 2011 SG&A spending by approximately $100 million on a year-over-year basis. Further, with almost 800 communities nationwide, a robust pipeline of finished lots and a supportive cash position, PulteGroup is in an excellent competitive position and remains focused on achieving its immediate goal of consistent profitability.”

Third Quarter Results

On August 18, 2009, PulteGroup completed its merger with Centex Corporation. The Company’s 2010 third quarter and nine month results are inclusive of Centex’s operations for the period. Prior year results have not been adjusted for the transaction.

For the quarter, the Company reported consolidated revenue of $1.1 billion. Revenue from home sales (settlements) totaled $1.0 billion, a decrease of 3% from prior year revenue of $1.1 billion. The decrease in revenue reflects a 7% decline in unit closing volumes to 3,865 homes, partially offset by a 5% increase in the Company’s average selling price to $265,000.

For the quarter, the Company’s homebuilding operations generated a pre-tax loss of $1.0 billion, inclusive of goodwill impairment, construction and other insurance reserves and land-related charges totaling $986 million, compared with a pre-tax loss of $292 million for the same period last year. Third quarter cost of sales related to home sales totaled approximately $953 million, inclusive of $57 million of land-related charges. For the prior year, cost of sales related to home sales totaled $1.1 billion, inclusive of $10 million in merger costs and $133 million of land-related charges. Excluding land-related charges, interest expense and merger-related costs, home sale gross margin for the third quarter 2010 would have been 16.7%. This represents an increase of 360 basis points over the prior year.

Homebuilding selling, general and administrative (SG&A) expense for the quarter was $417 million, inclusive of the construction and other insurance reserves charges of $272 million, or $0.72 per share. Prior year SG&A was $209 million, including $23 million of merger related costs.

“The insurance adjustment taken in the quarter reflects a combination of factors, including construction claims which developed during the third quarter that, in turn, had a significant impact on actuarial estimates for the risk of potential future claims,” said Roger A. Cregg, Executive Vice President and Chief Financial Officer. “In fact, approximately 80% of the adjustment relates to the changes in actuarial estimates of possible future expenses.”

In Homebuilding Other income (expense), net, for the quarter, PulteGroup recorded a goodwill impairment charge of $655 million, or $1.73 per share, related to the Company’s prior year merger with Centex. “Given the overall weak level of new home sales and expectations that industry conditions will remain challenged in the year ahead, the Company’s book value exceeded the fair value in a number of reporting units resulting in the impairment of goodwill,” said Mr. Cregg.

Net new home orders for the third quarter were 3,566 homes, a decrease of 12% from the prior year and down 15% from the second quarter 2010. During the quarter, the Company’s cancellation rate was 19.1%, which was comparable with the second quarter 2010 and down from 22.6% in the prior year. PulteGroup’s quarter-end backlog was 5,345 homes valued at $1.4 billion. Prior year backlog of 8,383 homes valued at $2.2 billion reflects the inclusion of 4,316 homes related to Centex.

The Company’s financial services operations reported third quarter pre-tax income of $3 million, as compared with a prior year pre-tax loss of $9 million. In the prior year, the Company recorded an $11 million charge related to loan repurchase liabilities. Based on recent mortgage repurchase trends, the Company determined that no additional charge was required for the third quarter 2010. Mortgage capture rate for the quarter was 78%, compared with 86% for the same quarter last year.

The Company ended the quarter with a cash balance of $2.7 billion. Adjusting for its cash position, PulteGroup’s net-debt-to-total-capitalization ratio was 42%, down from 46% at the comparable period last year and 43% at year end 2009.

As announced previously, on October 20, 2010, PulteGroup successfully completed its cash tender offer for $500 million in aggregate principal amount of the Company’s outstanding notes. The reduction in debt outstanding will result in annual cash interest savings of approximately $28 million.

Nine Month Results

For the nine months ended September 30, 2010, PulteGroup reported a net loss of $931 million, or $2.46 per share, compared with a prior year net loss of $1.1 billion, or $3.88 per share. Consolidated revenue for the period was $3.4 billion, an increase of 44% from $2.4 billion for the first nine months of last year.

Revenue from home sales for the period was $3.3 billion, compared with prior year revenue of $2.3 billion. Higher revenue for the period resulted from a 44% increase in the number of homes closed to 12,690, partially offset by a less than 1% decrease in average selling price to $257,000. The year-over-year increase in closings and revenue primarily reflects the inclusion of Centex’s operations for all of 2010.

For the nine months ended September 30, 2010, the Company reported a pre-tax loss of $1.0 billion, compared with a $1.1 billion pre-tax loss for the comparable period last year. The pre-tax loss for the period reflects higher closing volumes and revenue combined with lower land-related charges, offset by goodwill impairment and construction and other insurance reserve charges realized in the third quarter 2010. For the first nine months of 2010, the Company recorded $94 million of land-related charges, compared with $693 million for the comparable prior year period. Homebuilding SG&A expense, inclusive of insurance adjustments taken in the third quarter, was $715 million.

The Company’s financial services operations reported nine month pre-tax income of $350 thousand, compared with a pre-tax loss of $19 million in the comparable prior year. Revenue for the period increased 27% to $94 million, as higher home closing volumes drove a corresponding 23% increase in loan originations.

A conference call discussing PulteGroup’s third quarter 2010 results is scheduled for Wednesday, November 3, 2010, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup’s corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in, and potential further deterioration of, the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup’s local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM) based in Bloomfield Hills, Mich., is America’s premier home building company with operations in 68 markets, 29 states and the District of Columbia. Celebrating its 60th anniversary in 2010, the Company has an unmatched capacity to meet the needs of all buyer segments through its brand portfolio that includes Pulte Homes, Centex Homes and Del Webb. As the most awarded homebuilder in customer satisfaction, the brands of PulteGroup have consistently ranked among the nation’s top homebuilders as surveyed by third-party, independent national customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, see www.pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com

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PulteGroup, Inc.

Condensed Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$1,030,755	$1,056,791	$3,290,282	$2,280,016
Financial Services	27,009	34,303	93,738	73,550

Total revenues	$1,057,764	$1,091,094	$3,384,020	$2,353,566

Pre-tax income (loss):
Homebuilding	$(1,020,249)	$(291,605)	$(1,020,286)	$(986,521)
Financial Services	3,463	(8,612)	350	(18,730)
Other non-operating	(7,051)	(58,502)	(24,135)	(52,643)

Loss before income taxes	(1,023,837)	(358,719)	(1,044,071)	(1,057,894)

Income taxes (benefit)	(28,721)	2,668	(112,770)	7,776

Net income (loss)	$(995,116)	$(361,387)	$(931,301)	$(1,065,670)

EARNINGS PER SHARE - ASSUMING DILUTION:

Net income (loss)	$(2.63)	$(1.15)	$(2.46)	$(3.88)

Shares used in per share calculations	378,842	312,996	378,406	274,327

PulteGroup, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS

Cash and equivalents	$2,623,282	$1,858,234
Restricted cash	32,962	32,376
Unfunded settlements	9,843	2,153
House and land inventory	4,920,754	4,940,358
Land held for sale	55,157	58,645
Land, not owned, under option agreements	62,375	174,132
Residential mortgage loans available-for-sale	153,762	166,817
Investments in unconsolidated entities	85,219	73,815
Goodwill	240,541	895,918
Intangible assets, net	178,723	188,548
Other assets	593,173	705,040
Income taxes receivable	136,845	955,186

	$9,092,636	$10,051,222

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$280,135	$278,333
Customer deposits	78,502	74,057
Accrued and other liabilities	1,832,881	1,843,545
Collateralized short-term debt, recourse solely to applicable non-guarantor subsidiary assets	—	18,394
Income tax liabilities	318,312	360,921
Senior notes	4,286,383	4,281,532

Total liabilities	6,796,213	6,856,782

Total Shareholders’ Equity	2,296,423	3,194,440

	$9,092,636	$10,051,222

PulteGroup, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
HOMEBUILDING:
Home sales (settlements)	$1,024,847	$1,053,787	$3,264,643	$2,272,231
Land sales	5,908	3,004	25,639	7,785

Homebuilding Revenue	1,030,755	1,056,791	3,290,282	2,280,016

Home cost of sales	(952,788)	(1,080,256)	(2,907,339)	(2,703,085)
Land cost of sales	(4,849)	(12,492)	(16,410)	(24,760)
Selling, general & administrative expense	(416,780)	(209,055)	(714,846)	(442,574)
Equity in earnings (loss) of unconsolidated entities	(3,608)	(4,176)	1,799	(57,212)
Other income (expense), net	(672,979)	(42,417)	(673,772)	(38,906)

Pre-tax income (loss)	$(1,020,249)	$(291,605)	$(1,020,286)	$(986,521)

FINANCIAL SERVICES:
Pre-tax income (loss)	$3,463	$(8,612)	$350	$(18,730)

OTHER NON-OPERATING:
Pre-tax income (loss):
Net interest income	$1,812	$1,383	$5,383	$6,644
Selling, general & administrative expense	(8,863)	(12,483)	(29,518)	(27,786)
Other income (expense), net	—	(47,402)	—	(31,501)

Total other non-operating	$(7,051)	$(58,502)	$(24,135)	$(52,643)

PulteGroup, Inc.

Segment Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Home sales revenues	$1,024,847	$1,053,787	$3,264,643	$2,272,231

Unit settlements:
Northeast	406	508	1,480	907
Southeast	700	629	2,343	1,265
Gulf Coast	1,324	1,268	4,341	2,635
Midwest	511	545	1,542	1,108
Southwest	439	685	1,427	1,821
West	456	526	1,503	1,072
Other Homebuilding	29	5	54	5

	3,865	4,166	12,690	8,813

Average selling price	$265	$253	$257	$258

Net new orders:*
Northeast	367	502	1,284	1,283
Southeast	681	753	2,158	1,648
Gulf Coast	1,297	1,213	4,157	2,835
Midwest	434	502	1,576	1,290
Southwest	423	634	1,492	2,246
West	361	420	1,383	1,111
Other Homebuilding	3	24	54	24

	3,566	4,048	12,104	10,437

Net new orders - dollars**	$894,000	$1,081,000	$3,133,000	$2,730,000

Unit backlog:
Northeast			793	1,382
Southeast			894	1,461
Gulf Coast			1,897	2,687
Midwest			617	851
Southwest			562	998
West			580	985
Other Homebuilding			2	19

			5,345	8,383

Dollars in backlog			$1,446,000	$2,197,000

*	Net new order units for the three and nine months ended September 30, 2009 exclude 4,585 units of acquired backlog from Centex
**	Net new order dollars represents a composite of new order dollars combined with other movement of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc.

Segment Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
MORTGAGE ORIGINATIONS:
Origination volume	2,385	2,981	7,953	6,482

Origination principal	$508,528	$621,765	$1,673,601	$1,370,209

Capture rate percentage	77.7%	85.6%	76.5%	88.5%

PulteGroup, Inc.

Supplemental Information

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest expense:
Homebuilding (included in home cost of sales)	$48,501	$36,173	$113,429	$124,496
Financial Services	786	219	1,921	834
Other non-operating	789	431	2,289	1,345

Total interest expense	$50,076	$36,823	$117,639	$126,675

Depreciation & amortization	$10,574	$14,539	$34,930	$39,342

Reconciliation of Non-GAAP Financial Measures

This press release contains information about home sale gross margin excluding impairments and related charges, interest expense, and merger costs, which is considered a non-GAAP measure under the SEC’s rules and should be considered in addition to, rather than as a substitute for, home sale gross margin (which we define as home sale revenues less home cost of revenues) as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our home sale gross margin excluding impairments and related charges, interest expense, and merger costs to that of such other companies.

The following table sets forth a reconciliation of home sale gross margin excluding impairments and related charges, interest expense, and merger costs, a non-GAAP financial measure, to home sale gross margin, a GAAP measure, which management believes to be the GAAP financial measure most directly comparable to home sale gross margin excluding impairments and related charges, interest expense, and merger costs ($000’s omitted):

	Three Months Ended		Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2010	September 30, 2009

Home sale revenues	$1,024,847	$1,262,990	$1,024,847	$1,053,787
Home cost of revenues	(952,788)	(1,104,456)	(952,788)	(1,080,256)

Home sale gross margin	72,059	158,534	72,059	(26,469)
Add:
Land and community valuation adjustments (a)	49,838	20,354	49,838	117,488
Capitalized interest amortization (a)	48,501	37,928	48,501	36,173
Merger related costs (b)	893	514	893	10,463

Home sale gross margin excluding impairments and related charges, interest expense, and merger costs	$171,291	$217,330	$171,291	$137,655

Home sale gross margin as a percent of home sale revenues	7.0%	12.6%	7.0%	-2.5%
Home sale gross margin excluding impairments and related charges, interest expense, and merger costs as a percent of home sale revenues	16.7%	17.2%	16.7%	13.1%

(a)	Write-offs of capitalized interest related to land and community valuation adjustments is reflected in capitalized interest amortization.
(b)	Home sale gross margin was adversely impacted by the amortization of a fair value adjustment to homes under construction inventory acquired with the Centex merger. This fair value adjustment is being amortized as an increase to cost of sales over the related home closings.